Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form F-3) and related Prospectus of Zhibao Technology Inc. for the registration of Class A ordinary shares, debt securities, warrants, subscription rights and a combination of such securities and to the incorporation by reference therein of our report dated July 2, 2025, with respect to the financial statements of Zhonglian Jinan Insurance Brokerage Co., Ltd. included in the Current Report on Form 6-K, filed with the Securities and Exchange Commission.

/s/ HYYH CPA. LLC

Baltimore, Maryland

September 18, 2025